Exhibits 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 1, 2021
Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 1, 2021…...........On July 1, 2021, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.19 per share payable September 15, 2021, to shareholders of record at the close of business on August 16, 2021. The Company’s annual dividend rate on its Common Stock is $0.76 per share.

Also, on July 1, 2021, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from June 1, 2021 through August 31, 2021, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable September 15, 2021, to shareholders of record at the close of business on August 16, 2021. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

In addition, on July 1, 2021, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from June 1, 2021 through August 31, 2021, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable September 15, 2021, to shareholders of record at the close of business on August 16, 2021. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities with approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968